MASTER CONFIDENTIALITY AGREEMENT

In connection with your consideration of a possible transaction (the “Transaction”) involving Condor Hospitality Trust, Inc. (the “Company”), the Company and its Representatives (as defined below), are prepared to make available to you certain information which is non-public, confidential or proprietary in nature.

By execution of this Agreement, you agree to treat confidentially any information that you or your Representatives may be provided by or on behalf of the Company (collectively, the “Evaluation Material”). The term “Evaluation Material” shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material (“Notes”). The term “Evaluation Material” does not include information that (i) is now or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, (ii) was available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable inquiry to be bound by a confidentiality obligation, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you or any of your Representatives, after reasonable inquiry, to be bound by a confidentiality obligation. The term “Representative” means, as to any person, such person’s directors, officers, partners, employees, agents, representatives, advisors, controlling persons and lenders.

You agree that you will not use the Evaluation Material for any purpose other than evaluating a possible Transaction. You agree not to disclose any Evaluation Material to any person of any Evaluation Material, except that you may disclose Evaluation Material to your Representatives (who will be informed by you of the confidential nature of the Evaluation Material and bound by the terms of this Agreement) who are actively participating in your evaluation of a possible Transaction or who otherwise need to review the Evaluation Material for the purpose of evaluating a possible Transaction. You shall be responsible for any breach of this Agreement by you or any of your Representatives.

You agree that you and your Representatives will not disclose that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such Transaction, that the Company is considering a possible Transaction, that you have received Evaluation Material or that you are evaluating a potential Transaction, except to the extent you are advised by your counsel that you required to do so under applicable law or regulation and then only after you have notified the Company about the information you propose to disclose.

You agree to perform your own due diligence and understand that while the Company will endeavor to include relevant information, it makes no representations or warranties, express or implied and accepts no liability, as to the completeness, accuracy, your use or reliance on any Evaluation Material provided, except as may be made solely in definitive transaction documents, if any, between Company and you. The Evaluation Material is subject to errors, omissions, changes, modifications or withdrawal

If you or any of your Representatives are requested or required to disclose any Evaluation Material in a legal proceeding, unless otherwise prohibited, you will give the Company prompt written notice of such request or requirement so the Company may seek a protective order or other appropriate remedy at its sole expense. In the event that such protective order or other remedy is not obtained, you or your Representatives will disclose only that portion of the Evaluation Material which, upon the advice of your counsel and after notifying the Company, is legally required to be disclosed.

If you decide that you do not wish to proceed with a Transaction, you will promptly notify the Company of that decision. In that case, or if the Company requests at any time for any reason, you and your Representatives will promptly return to the Company all copies of the Evaluation Material and destroy all Notes, in each case without retaining a copy thereof.

You hereby acknowledge that you are aware, and that you will advise your Representatives, that the securities laws of the United States prohibit any person who is aware of material non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling the Company’s securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that, for a period of six months from the date of this Agreement neither you nor any of your Representatives will in any manner, directly or indirectly, without the prior written consent of the Company’s Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, voting securities or direct or indirect rights to acquire voting securities of the Company or any subsidiary or affiliate thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary, division or affiliate thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company exclusive of the persons and entities who were joint filers of an amended Schedule 13D filed with the Securities and Exchange Commission on November 12, 2020 with respect to the Company’s securities; (v) (otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (v) disclose any intention, plan or arrangement inconsistent with the foregoing; (vi) advise, assist or encourage any other persons in connection with any of the foregoing; (vii) take any action that might require the Company to make a public announcement regarding an extraordinary transaction involving the Company or any of its securities or assets; (viii) file any application with any regulatory authority seeking approval or authority in connection with any action described above; or (ix) request the Company, its Board of Directors or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). If at any time during such period you are approached by any third party concerning your or their participation in a transaction involving the Company’s assets, businesses or securities, you will promptly inform the Company of the nature of such contact and the parties thereto. Notwithstanding the foregoing, you shall not be restricted from making any public announcement or filing as may be required by law or regulation, as advised by your counsel, provided that you have notified the Company about the information you propose to disclose.

You agree that (i) the Company shall be free to conduct the process for a possible Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other person and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, and (iii) the Company shall have the right to reject or accept any potential participant, proposal or offer, or to terminate discussions and negotiations with you, at any time for any reason whatsoever, in its sole discretion.

You further agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this Agreement except for the matters specifically agreed to herein.

You understand that the Company will arrange for appropriate contacts for due diligence purposes. You also agree that all (i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures will be submitted or directed exclusively to these contacts.

You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

You agree that your, and your Representatives’, contact, discussions with, and interest in, the Company are not the result of any form of general solicitation or general advertising by the Company or any person acting on its behalf, including but not limited to any form of (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or any registration statement or public offering by the Company.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland.

Your non-disclosure obligations under this Agreement shall terminate on the first anniversary of the date of this Agreement. The standstill provision herein shall terminate on the earlier of six months from the date of this Agreement as herein provided or the execution of a definitive agreement relating to the Transaction.

If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, to the attention of listings@hodgeswardelliott.com, which with our signed copy will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Condor Hospitality Trust, Inc.

Confirmed and Agreed to:

Date: July 8, 2021

Company Name: Highgate Holdings, Inc.

Company Address: 545 E. John Carpenter Freeway, Suite 1400

By: /s/ Brian Farber

Name: Brian Farber

Title: Authorized Signatory